                                                                                                                                                                                                                                                                                                                                                                                          Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of June 7, 2010, among Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“Warburg Pincus”), Deerfield Private Design Fund, L.P., a Delaware limited partnership (“Deerfield Private Design”), Deerfield Private Design International, L.P., a British Virgin Islands limited partnership (“Deerfield Private Design International”), Deerfield Special Situation Fund, L.P., a Delaware limited partnership (“Deerfield Special Situation”), and Deerfield Special Situations Fund International Limited, a British Virgin Islands exempt company (“Deerfield Special Situations International”, and together with Deerfield Private Design, Deerfield Private Design International and Deerfield Special Situation, each a “Stockholder” and collectively the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Hana Biosciences, Inc., a Delaware corporation (the “Company”) has entered into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”), with the Purchasers which provides, among other things, for the issuance of Securities to the Purchasers, upon the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement); and

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock and warrants to purchase shares of Company Common Stock (the “Company Warrants”) set forth, and in the manner reflected, on Attachment A hereto (together with such additional shares as become beneficially owned by the Stockholders, whether upon the exercise of options, warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter), the “Owned Shares”); and

WHEREAS, as a condition to Warburg Pincus’ willingness to enter into the Investment Agreement, Warburg Pincus has required that each Stockholder agree, and each Stockholder has agreed, (i) to vote all of such Stockholder’s Owned Shares in favor of (a) the Stockholder Proposals and the transactions contemplated by the Investment Agreement and (b) any other matters submitted to the stockholders of the Company in furtherance of the transactions contemplated by the Investment Agreement and (ii) to take the other actions described herein; and

WHEREAS, each Stockholder desires to express its support for the Stockholder Proposals and the transactions contemplated by the Investment Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Agreement to Vote; Irrevocable Proxy.

1.1           Agreement to Vote.  Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Owned Shares (a) in favor of approval of (1) the Stockholder Proposals and the transactions contemplated by the Investment Agreement, and (2) any other matter that is required to facilitate the transactions contemplated by the Investment Agreement; and (b) against any action or agreement that would impair the ability of the Company to obtain the Stockholder Approval or otherwise issue the Securities pursuant to the Investment Agreement, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Investment Agreement.  In addition, to the extent that any such actions are taken by the written consent of stockholders, the Stockholder shall provide consent or withhold consent, as the case may be, in a manner consistent with this Section 1.1.

1.2           Irrevocable Proxy.  Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not terminated in accordance with Section 6.1, each Stockholder hereby irrevocably appoints Warburg Pincus as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to such Stockholders’ Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholders’ Owned Shares solely on the matters described in Section 1.1, and in accordance therewith.  Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.  Such proxy shall remain valid until the valid termination of this Agreement in accordance with Section 6.1.

1.3           No Exercise of Company Warrants.  Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to exercise any Company Warrant or authorize Warburg Pincus to exercise any Company Warrant beneficially owned by a Stockholder.

2.           Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to Warburg Pincus as follows:

2.1           Due Organization.  Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

2.2           Power; Due Authorization; Binding Agreement.  Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms.

2.3           Ownership of Shares.  On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Attachment A hereto are owned beneficially by such Stockholder in the manner reflected thereon and include all of the shares of capital stock of the Company owned beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests.  As of the date hereof such Stockholder has, and at any stockholder meeting of the Company in connection with the Stockholder Proposals, such Stockholder will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares.

2.4           No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than filings required under Sections 13(d) and 16 of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its properties or assets are bound or (d) violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.5           Acknowledgment.  Such Stockholder understands and acknowledges that Warburg Pincus is entering into the Investment Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3.           Representations and Warranties of Warburg Pincus.  Warburg Pincus hereby represents and warrants to the Stockholders as follows:

3.1           Due Organization.  Warburg Pincus is a limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2           Power; Due Authorization; Binding Agreement.  Warburg Pincus has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Warburg Pincus of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Warburg Pincus, and no other proceedings on the part of Warburg Pincus are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Warburg Pincus and constitutes a valid and binding agreement of Warburg Pincus.

3.3           No Conflicts.  The execution and delivery of this Agreement by Warburg Pincus does not, and the performance of the terms of this Agreement by Warburg Pincus will not, (a) require Warburg Pincus to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than filings required under Sections 13(d) and 16 of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Warburg Pincus or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Warburg Pincus or pursuant to which any of its assets are bound or (d) violate any other material agreement to which Warburg Pincus is a party.

4.           Certain Covenants of the Stockholders.  Each Stockholder hereby covenants and agrees with Warburg Pincus as follows:

4.1           Restriction on Transfer, Proxies and Non-Interference.  Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the date of termination of this Agreement, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (c) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions.  Any action taken in violation of the foregoing sentence shall be null and void and each Stockholder agrees that any such prohibited action may and should be enjoined.  If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2           Additional Shares.  Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Warburg Pincus of any new shares of capital stock or voting securities of the Company acquired by Stockholder, if any, after the date hereof.  Any such shares and voting securities shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3           No Limitations on Actions.  Each Stockholder signs this Agreement solely in its capacity as the beneficial owner of the Owned Shares and this Agreement shall not limit or otherwise affect the actions of the Stockholder or any affiliate, employee or designee of the Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

4.5           Further Assurances.  From time to time, at the request of Warburg Pincus and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

5.           Stop Transfer Order.  In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares.  At the request of Warburg Pincus, each Stockholder shall cause to be provided to Warburg Pincus evidence of such stop transfer order.

6.           Miscellaneous.

6.1           Termination of this Agreement.  This Agreement shall terminate upon the earlier to occur of (i) receipt by the Company of the Stockholder Approval or (ii) the Stockholder Approval Outside Date.

6.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

6.3           Non-Survival.  The representations and warranties made herein shall not survive the termination of this Agreement.

6.4           Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

6.5           Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

6.6           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

If to the Stockholders:

Deerfield Management Company, L.P. Series C

780 Third Avenue, 37th Floor
New York, NY  10017
Attn.:  James E. Flynn
Facsimile: (212) 599-3075

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York  10022-2585
Attn.: Robert I. Fisher
Facsimile: (212) 894-5827

If to Warburg Pincus:

c/o Warburg Pincus LLC
450 Lexington Avenue
New York, New York 10017
Attn.:  Jonathan Leff
Facsimile:  (212) 878-9361

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Attn.:  Steven J. Gartner, Esq./Robert T. Langdon, Esq.

Facsimile:  (212) 728-8111

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

6.7           Governing Law; Venue.

(a)           This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

(b)           Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.6.

(c)           EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.8           Specific Performance.  Each Stockholder acknowledges and agrees that irreparable damage would occur to Warburg Pincus in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached by such Stockholder, for which money damages would not provide an adequate remedy.  Therefore, each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Warburg Pincus shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, (b) an injunction restraining such breach or threatened breach, and (c) other equitable relief to enforce each and every provision hereof.  Each Stockholder further agrees that neither Warburg Pincus nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.8, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

6.10           Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.11           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.12           Disclosure.  Each Stockholder hereby authorizes (A) the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC) and in any press release, its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement and (B) Warburg Pincus to publish and disclose in its filings required under Sections 13(d) and 16 of the Exchange Act, its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

6.13           Effectiveness of Agreement.  The obligations of the Stockholders in this Agreement shall not be effective or binding upon the Stockholders until after such time as the Investment Agreement is executed and delivered by Warburg Pincus.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:   Warburg Pincus X L.P., its General Partner
    By:   Warburg Pincus X LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By: /s/     Jonathan Leff                                 _
     Name:  Jonathan Leff
     Title:    Partner

[Signature Page to Voting Agreement]

STOCKHOLDERS

DEERFIELD PRIVATE DESIGN FUND, L.P.
By: Deerfield Capital, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By: /s/     James E. Flynn                                 _
Name:  James E. Flynn
Title:    President

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.
By: Deerfield Capital, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By: /s/     James E. Flynn                                 _
Name:  James E. Flynn
Title:    Director

DEERFIELD SPECIAL SITUATION FUND, L.P.
By:  Deerfield Capital, L.P., its General Partner
By:  J.E. Flynn Capital, LLC, its General Partner

By: /s/     James E. Flynn                                 _
Name:  James E. Flynn
Title:    President

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By: /s/     James E. Flynn                                 _
Name:  James E. Flynn
Title:    Director

[Signature Page to Voting Agreement]

ATTACHMENT A

Details of Ownership

Stockholder	Number of Shares of Company Common Stock	Numbers of Shares of Company Common Stock Subject to Company Warrants
Deerfield Private Design Fund, L.P.	4,646,899	464,689
Deerfield Private Design International, L.P.	7,485,997	748,598
Deerfield Special Situation Fund, L.P.	1,924,316	85,658
Deerfield Special Situations Fund International Limited	3,451,799	156,999